Exhibit 10.1

February 8, 2010

CONFIDENTIAL

Mr. Ken Liebscher, (“AquisitionCo”)

Dear Sirs:

Re: Nevada BLM Claim and Leased Silver Mines

This letter is to confirm the agreement between the undersigned (“AcquisitionCo”) to acquire from Monte Cristo Projects LLC and Alan Chambers (“Vendors”), 38 unpatented BLM claims including those known as Silver Summit and Candelaria and 2 historic silver mine leases (“Ag Properties”) known as Lucky Boy Silver Mine and the Black Butte Silver Mine.  It is understood and agreed the Vendors will provide a detailed description of the claims and the leases within 10 business days of the execution of this letter of agreement.

The following terms and conditions shall apply to this Acquisition:

1. AcquistionCo will pay $55,000USD to Monte Cristo Projects LLC, Las Vegas, NV for expenses related to staking, filing and registration of the BLM claims and negotiation of the property leases. This payment will also provide the first years maintenance payment to the BLM and the first annual payment on the property leases.

2. Vendors will assign 100% of their interest in the Ag Properties to the AcquisitionCo.

3. In the event that Monte Cristo is not able to present signed leases for any of the four properties described above, all funds allocated to the missing property and delivered to Monte Cristo pursuant to this agreement shall be immediately returned to AcquisitionCo in their entirety.

4. AcquisitionCo will issue 150,000 shares of its stock to the Vendors allocating 75,000 shares to Alan Chambers and 75,000 shares to Monte Cristo Projects LLC. The AcquisitionCo will give consent to the transfer agent to remove any restrictive legend applying to these shares at the earliest date permitted by the rule.

“Vendors”

Signed:	JAdams	,
	Jeff Adams, Monte Cristo Projects LLC,		Alan Chambers

Date: February 8, 2010

“AcquisitionCo”

Signed:		Date:	2/8/10